Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Christina Hees
         The 3DO Company
         (650) 385.3000
         christina.hees@3do.com


                   THE 3DO COMPANY CONSIDERS STRATEGIC OPTIONS
                       March Revenues Lower Than Expected


REDWOOD CITY, CA (May 13, 2003) -- The 3DO Company (Nasdaq: THDO) announced today that it is evaluating its strategic options in light of continuing adverse economic conditions that have reduced revenues and access to capital. Net revenues for the quarter ended March 31, 2003 were below expectations at approximately $10.0 million. Full results for the quarter and the fiscal year are expected to be released in June.

"Market conditions for us appeared to take a turn for the worse when the war with Iraq began," said Chairman and CEO Trip Hawkins. "In recent weeks sales of our products have not picked up as we had hoped, which is preventing us from being able to fully utilize our new credit facility."

As a result, the Company has taken measures to reduce spending, including providing notice to a significant minority of its workforce pursuant to the WARN Act, which requires advance notification of a reduction in force involving at least 50 employees. The Company is considering all of its strategic options, including raising additional capital, licensing overseas and other publishing rights to its games, and merging with other companies.

The Company is holding a stockholders' meeting later this month to vote on the proposed issuance of common stock and warrants to Mr. Hawkins in connection with the cancellation of $3.0 million of debt held by him. Details regarding this transaction are on file with the Securities and Exchange Commission. The original intention of this

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                                                                    Exhibit 99.1

proposed transaction was to maintain compliance with Nasdaq's minimum stockholders' equity requirement. However, there can be no assurance that this transaction will be sufficient to achieve or to maintain Nasdaq compliance in the future.

New products from The 3DO Company will be on display this week at E3, the industry's major annual trade show. New titles including The Four Horsemen of the Apocalypse(TM) and Street Racing Syndicate(TM) have recently been receiving high praise in previews from several gaming publications and will make their public debut at E3.

About The 3DO Company

The 3DO Company, headquartered in Redwood City, Calif., develops, publishes and distributes interactive entertainment software for personal computers, the Internet, and advanced entertainment systems such as the PlayStation(R)2 computer entertainment system, the Xbox(TM) video game system from Microsoft, and the Nintendo GameCube(TM) and Game Boy(R) Advance systems. More information about The 3DO Company and 3DO products can be found on the Internet at www.3do.com.

The statements contained in this release that are not historical facts are "forward-looking statements" that are subject to risks and uncertainties. Actual results may vary. Factors that could cause the Company's results to differ materially include, without limitation, the timely development and release of the Company's products and recognition of revenues, the popularity of the Company's brands, the discontinuance of development projects, unanticipated expenses, the need for additional capital, potential delisting from the Nasdaq National Market, and the consequences of competitive factors in the marketplace. The Company has not entered into any definitive agreements regarding potential strategic options. There can be no assurance that the Company will be able to complete any such transaction or on acceptable terms. Results for the quarter and fiscal year ended March 31, 2003 are subject to additional internal review and review by the Company's independent auditors. The issuance of common stock and warrants to Mr. Hawkins for cancellation of $3.0 million of debt requires stockholder approval and no assurances can be made that such approval will be obtained or that the Company will not be delisted from the Nasdaq National Market. Further information on potential factors which could affect such forward-looking statements and the Company's financial results are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2002, September 30, 2002, and June 30, 2002. The Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances occurring after the date hereof.

                                      # # #

3DO, Street Racing Syndicate, The Four Horsemen of the Apocalypse, and their respective logos, are trademarks or registered trademarks of The 3DO Company in the U.S. and other countries.

"PlayStation" and the "PS" Family logo are registered trademarks of Sony Computer Entertainment Inc.

(TM), (R), Game Boy Advance and the Nintendo GameCube logo are trademarks of Nintendo. (C) 2001 Nintendo.

Xbox is a trademark of Microsoft Corporation in the United States and/or other countries.

All other trademarks belong to their respective owners.